EXHIBIT 99.1

For Immediate Release

HAVOC SALES INCREASE SHARPLY

Houston, TX (BusinessWire) April 3, 2007 - American Enterprise Development Corporation [OTCBB AEND], the maker of the popular new energy drink "Havoc" announced today that purchase orders for March were up sharply from February sales. Sales rose to over $132,000 in March from $14,000 in January. As the company ramps up its distribution network, sales are expected to continue to increase.

"In 2006, we focused on forging key relationships with college conferences and professional sports teams. For Havoc, 2007 will be the year in which we focus on distributing our product through these key relationships," stated Havoc's President, C.K. Williams. "As the growth from January to March suggests, we are serious about growing our market share this year," he added.

Havoc is owned by American Enterprise Development Corp., [OTCBB:AEND] More information is available at our Web site: www.havocenergy.com.

Havoc Distribution, Inc. is based in Dallas, Texas. It develops, manufactures and distributes energy drink products through strong affiliations with college conferences, professional sports franchises and corporate alliances. American Enterprise Development is represented by Sports Media, Inc.

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Safe Harbor Statement:

This news release contains certain "forward looking statements" within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934. Although the Company believes the expectations reflected in such forward looking statements are reasonable, it can provide no assurance that actual results will meet or exceed such expectations.

For more information, please contact: C. K. Williams, President
American Enterprise Development Corporation
(214) 232-1914
ckwilliams@havocenergy.com